EXHIBIT 31


FOR IMMEDIATE RELEASE                                                       NEWS
March 25, 1998                                       Nasdaq National Market/AVRT
                                                            http://www.avert.com

           AVERT, INC. ANNOUNCES COVERAGE AGAINST ERRORS AND OMISSIONS

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced that the Company has been successful in obtaining Errors and Omissions Insurance coverage.

Avert has signed an Errors and Omissions Insurance policy to protect against lawsuits involving the intangible customers expectations of the product. This type of coverage is used to protect against claims that the Company or an employee made mistakes through error or oversight that caused a loss of productivity or loss of revenue on the part of the customer. General liability coverage is still carried by the Company to protect against claims involving products not performing in the manner in which they are advertised.

"We are pleased with our ability to demonstrate the types of quality control measures necessary for errors and omissions coverage," said Dean Suposs, president and Chair of Avert, Inc. "We expect this coverage to enhance our standing as a reputable company with solid operating procedures and are finding that this type of coverage enables us to better compete for the business of larger companies."

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.


Contact:
Avert, Inc.
Investor Relations
970/484-7722